Exhibit 99.2

Portion of Form 12b-25 of Farmer Bros. Co.
Filed with the SEC on September 13, 2017

Based on current information and analysis, the Company estimates it will report:
Select Preliminary Fourth Quarter Fiscal 2017 Highlights:

•	Volume of green coffee pounds processed and sold is expected to increase approximately 0.9% year-over-year

•	Net sales expected to decrease approximately 0.3%, or $0.4 million, to approximately $133.8 million

•	Gross profit is expected to increase approximately $1.2 million, and gross margin is expected to expand 100 basis points to approximately 40.1%

•	Income from operations is expected to decline approximately $1.4 million to $1.7 million due to higher one-time costs and fewer one-time benefits

•	Net income is expected to be approximately $1.1 million

•	Fully diluted EPS is expected to be approximately $0.07
The primary factors contributing to the expected decrease in net income in the three months ended June 30, 2017 are non-cash income tax expense recorded in the three months ended June 30, 2017 as compared to non-cash income tax benefit of $80.3 million from the release of valuation allowance on deferred tax assets in the prior year period, higher operating expenses, higher interest expense and higher losses from derivative instruments, partially offset by higher gross profit.
Select Preliminary Fiscal 2017 Highlights:

•	Volume of green coffee pounds processed and sold is expected to increase approximately 5.3% year-over-year

•	Net sales expected to decrease approximately 0.5%, or $2.9 million, to approximately $541.5 million

•	Gross profit is expected to increase approximately $5.3 million and gross margin is expected to increase 120 basis points to approximately 39.5%

•	Income from operations is expected to increase approximately $34.0 million to approximately $42.2 million due to a net gain from the sale of the Company's Torrance facility in fiscal 2017

•	Net income is expected to be approximately $24.4 million

•	Fully diluted EPS is expected to be approximately $1.45
The primary factors contributing to the expected decrease in net income in the fiscal year ended June 30, 2017 are non-cash income tax expense recorded in the fiscal year ended June 30, 2017 as compared to non-cash income tax benefit from the release of valuation allowance on deferred tax assets in the prior fiscal year, higher interest expense and higher net losses from derivative instruments in fiscal 2017, partially offset by lower operating expenses, including net gain of $37.4 million from the sale of the Torrance facility, lower restructuring and other transition expenses, and higher gross profit in fiscal 2017.
The financial information set forth herein consists of unaudited results, based upon the Company’s estimates and subject to completion of the Company’s evaluation of the matters described under Part III above. This data has been prepared on the basis of currently available information and will not be final until the Company files its audited financial statements in its Annual Report on Form 10-K for the fiscal year ended June 30, 2017. The Company’s independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to, this data. This data does not constitute a comprehensive statement of the Company’s financial results for the year ended June 30, 2017, and the Company’s final numbers for this data may differ materially from these estimates.
Special Note Regarding Forward-Looking Statements
This Form 12b-25 contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Company’s anticipated results of operations, the Company’s intention to file its Form 10-K on or before the fifteenth day following its

Exhibit 99.2

prescribed due date (the “extension deadline”) and the completion of matters necessary to permit filing by the extension deadline. There can be no assurance that these forward-looking statements will be achieved, and actual results could differ materially from those suggested by such forward-looking statements.